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                                                                     EXHIBIT 5
                                April 3, 1996

DeVlieg-Bullard, Inc.
One Gorham Island
Westport, CT 06880


        Re:  Registration Statement on Form S-8


Ladies and Gentlemen:

    We have acted as counsel to DeVlieg-Bullard, Inc., a Delaware corporation (the "Company") in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the Company's 1989 Employee Stock Plan, as amended, (the "Plan") filed by you with the Securities and Exchange Commission covering 300,000 shares of Common Stock, par value $.01 per share, of the Company issuable pursuant to the Plan.

    In so acting, we have examined and relied upon such records, documents, and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

    Base on the foregoing, we are of the opinion that the Common Stock, when issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid and non-assessable.

    We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                         Sincerely,


                                         /s/ Bass, Berry & Sims